EXHIBIT 99.1

                               PSB HOLDINGS, INC.
                                 40 Main Street
                                Putnam, CT 06260


For Immediate Release

CONTACT: Robert J. Halloran, Jr., Chief Financial Officer
         (860) 928-6501

                       PSB Holdings, Inc. Reports Earnings
                for Three and Six Months Ended December 31, 2004

PUTNAM, CT, January 31, 2005 - PSB Holdings, Inc. (the "Company") (NASDAQ:
PSBH), the holding company for Putnam Savings Bank, reported that, after a one-time $1.235 million expense of establishing and funding a new Putnam Savings Foundation during the quarter ended December 31, 2004, it posted a $279,000 net loss compared to $381,000 in net income for the quarter ended December 31, 2003. Excluding the charge for the charitable foundation, net income would have been $537,000, an increase of $156,000 or 41% over the net income for the three months ended December 31, 2003. Similarly, excluding the Foundation expense for the six months ended December 31, 2004, net income would have been $962,000 as compared to $750,000 for the six months ended December 31, 2003, an increase of $212,000, or 28%. Actual net income for the six months ended December 31, 2004 was $146,000.

"The funding of this significant charitable foundation was an integral part of our recent stock offering," said President and Chief Executive Officer, Bob Cocks. "The Foundation provides additional resources to support the many worthy not-for-profit organizations providing needed services to our communities."

Net interest income for the quarter increased by $418,000 or 22% to $2.3 million from $1.9 million for the second fiscal quarter in 2003. This increase was primarily due to the growth in average earning-assets to $311.0 million for the three months ended December 31, 2004 from $233.6 million for the three months ended December 31, 2003. Noninterest expense for the quarter ended December 31, 2004 was $3.0 million, an increase of $1.4 million from the quarter ended December 31, 2003, reflecting the $1.235 million expense to establish the new Putnam Savings Foundation. Excluding the Foundation, noninterest expense for the current quarter would have been $1.8 million, an increase of $203,000 over the same quarter last year.

Net interest income for the six months ended December 31, 2004 increased by $789,000 or 22% over the six months ended December 31, 2003. This increase was primarily due to the growth in average interest-earning assets to $298.1 million for the six months ended December 31, 2004from $234.5 million for the six months ended December 31, 2003.

The Company's total assets increased by $45.6 million, or 16%, to $324.8 million at December 31, 2004 from $279.2 million at June 30, 2004. The growth in assets included approximately $29 million raised in the Company's recently completed minority stock offering and an increase in deposits of $15.5 million. As a result of these increases, investment securities grew by $34.2 million, or 28% and total loans increased by $11.3 million, or 8%. The six-month increase in total loans reflects the continued strong performance by the Company's Business

Banking Group. The commercial loan portfolio increased by $5.0 million or 20% and the residential loan portfolio grew by $6.3 million or 6%. Total deposits were $219.8 million at December 31, 2004, an increase of $15.5 million or 8% over June 30, 2004.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally-chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its four offices located in Putnam, Pomfret Center, Danielson and Plainfield. Putnam Savings Bank also operates a full service loan center in Putnam, CT. PSB Holdings Inc.'s common stock trades on the Nasdaq Stock Market under the symbol PSBH. Investor information is available on Putnam Savings Bank's web site at www.putnamsavings.com.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

PSB HOLDINGS, INC.

                                          Statistical Summary
                                              (Unaudited)
                                         (dollars in thousands)

                                            As of December 31,           As of June 30,
Assets                                             2004                       2004

Cash and due from banks                     $       6,511               $       5,327
Federal Funds Sold                          $         400               $       2,100
------------------------------------------------------------------------------------------------------------
   Total Cash and cash equivalents          $       6,911               $       7,427
Investment securities, at fair value        $     158,307               $     124,092
Federal Home Loan Bank stock, at cost       $       2,961               $       2,774
Loans                                       $     148,578               $     137,238
  Less: Reserve for loan loss               $      (1,349)              $      (1,285)
------------------------------------------------------------------------------------------------------------
     Net Loans                              $     147,229               $     135,953
Premises and Equipment                      $       4,356               $       4,110
Other Real Estate Owned                     $           -               $           -
Other Assets                                $       5,022               $       4,829
------------------------------------------------------------------------------------------------------------
   Total Assets                             $     324,786               $     279,185
============================================================================================================

Liabilities and Capital
Non-interest bearing deposits               $      23,201               $      25,059
Interest bearing deposits                   $     196,602               $     179,223
------------------------------------------------------------------------------------------------------------
   Total deposits                           $     219,803               $     204,282
Repurchase Agreements                       $       1,385               $         790
FHLB Borrowings                             $      49,854               $      49,450
Other liabilities                           $       1,477               $       1,361
------------------------------------------------------------------------------------------------------------
   Total Liabilities                        $     272,519               $     255,883
   Total Capital                            $      52,267               $      23,302
------------------------------------------------------------------------------------------------------------
   Total Liabilities and Capital            $     324,786               $     279,185
============================================================================================================





                                          Three Months Ended                        Six Months Ended
Income Statement                          12/31/04             12/31/03             12/31/04             12/31/03
----------------------------------------------------------------------------------------------------------------------
Interest and dividend income              $     3,664          $     3,036          $     7,099          $     6,036
Interest expense                          $     1,357          $     1,147          $     2,663          $     2,389
----------------------------------------------------------------------------------------------------------------------
   Net interest and dividend income       $     2,307          $     1,889          $     4,436          $     3,647
Provision for loan losses                 $        25          $        15          $        48          $        30
----------------------------------------------------------------------------------------------------------------------
   Net Interest income after provision
     for loan loss                        $     2,282          $     1,874          $     4,388          $     3,617
Non-interest income                       $       242          $       263          $       476          $       574
Non-interest expense                      $     3,040          $     1,601          $     4,785          $     3,132
----------------------------------------------------------------------------------------------------------------------
  Income before taxes                     $      (516)         $       536          $        79          $     1,059
Provision for taxes                       $      (237)         $       155          $       (67)         $       309
----------------------------------------------------------------------------------------------------------------------
   Net Income                             $      (279)         $       381          $       146          $       750
======================================================================================================================
